Exhibit 99.1

          Industrial Distribution Group Reports Second Quarter Results

Net Income Up From Prior Year as Manufacturing Sector Awaits Economic Rebound

    ATLANTA, July 31 /PRNewswire-FirstCall/ -- Industrial Distribution Group, Inc. (NYSE: IDG) today reported financial results for the second quarter ended June 30, 2003.

    Second quarter 2003 revenues were $121.1 million compared to $127.4 million for the comparable period in 2002. The company continued to increase its FPS sales and implement new FPS sites during the second quarter, however, the continuing recession in the manufacturing sector constrained sales volume from both its services offerings and from its traditional product sale activities. In spite of these factors, the company was able to achieve higher net income for the second quarter of 2003 of $543,000 or $0.06 per diluted share compared to net income of $428,000 or $0.05 per diluted share for the comparable period of the prior year.

    For the six months ended June 30, 2003, revenues were $244.1 million compared to $247.4 million for the comparable period of the prior year. The company's 2003 year-to-date net income was $803,000 or $0.09 per diluted share compared to a net loss for the six months ended June 30, 2002 of $49.8 million or $5.58 per diluted share. The 2002 six months results reflect the cumulative effect of the mandatory change in accounting principle required by Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," that was adopted by the company during the first quarter of 2002.
Net income for the six months ended June 30, 2002, before the effect of the change in accounting principle, was $583,000 or $0.07 per diluted share.

    Revenues from Flexible Procurement Solutions(TM) (FPS), IDG's services-based supply offerings including integrated supply comprised 52.3% of IDG's total sales for the second quarter of 2003 compared to 48.6% of IDG's total sales for the comparable period in 2002. Year-to-date, FPS revenues increased $9.0 million or 7.6% compared to the prior year.

    "During the second quarter, IDG and the industrial supply industry continued to look for signs of economic growth from the manufacturing sector. As we await the return to customer growth, we are positioning IDG as the partner of choice for manufacturers that want higher value services and cost savings from their suppliers," said Andrew Shearer, president and CEO of IDG. "At IDG, we'll continue to offer manufacturers two ways to gain enhanced value and cost savings from partnering with us. Our FPS services, like integrated supply, deliver documented cost savings that can help manufacturers' competitive position. We also remain committed to our traditional MROP sales activities, where we offer customers competitive service on a wide variety of products," noted Shearer.

    Traditional MROP sales declined $7.8 million or 11.9% during the second quarter over the prior year quarter, due to continued weakness in the manufacturing sector. However, IDG's FPS solutions are proving to be an important differentiator for the company. As customers await the recovery in their own businesses, IDG is actively identifying solutions that can provide customers with current documented cost savings and the potential for higher savings when manufacturing capacity ramps up with increased production in the future. "FPS sales trended up 2.3% for the second quarter as manufacturers continued to seek IDG for our capability to deliver cost saving solutions. We continue to maintain a positive view that our new sales pipeline and sales volume from existing customers will improve as the manufacturing sector rebounds," stated Shearer.

    During the second quarter the company continued to closely manage its expense and cost structure and its efforts to further rationalize its operations. The company centralized certain of its distribution operations and realigned its sales offices by selling two properties, one in Connecticut and the other in Georgia. "The centralization of these operations will provide internal efficiencies and annualized cost savings through more efficient distribution while maintaining sales activities and our high quality customer service close to customers," noted Shearer.

    The company recorded a gain during the quarter of $126,000, net of personnel and other relocation costs related to the sale of the two properties. Selling, general and administrative expense reductions, continuing productivity efforts, and the further rationalization of its operations, enabled the company to reduce SG&A expenses by $237,000 or 0.5% during the first six months of 2003 compared to the comparable period during 2002. SG&A expenses for the six-month period ending June 30, 2002 included the effect of the temporary company-wide furlough program amounting to $1.1 million, which was not in the comparable 2003 period results. During the later part of 2001 and into 2002, the company implemented employee furloughs as a means of controlling SG&A expenses, in response to the decline in customer manufacturing activities.

    IDG continued to manage its working capital during the second quarter, which led to improvements in its balance sheet. In addition, the company was able to maintain its long-term debt level with December 31, 2002, as cash flow from operations improved in the second quarter in spite of the decline in traditional MROP sales. The company used proceeds from its sale of properties to reduce long-term debt. Since March 31, 2003, the company's balance of long-term debt declined by $5.2 million. The company also signed a three-year extension to its current credit agreement.


    About IDG

    Industrial Distribution Group, Inc. (www.idglink.com) is a nationwide supplier of maintenance, repair, operating and production ("MROP") products and services. IDG provides an array of value-added services and other arrangements, including Flexible Procurement Solutions(TM) such as integrated supply, emphasizing the company's specialized expertise in product application. In addition, IDG distributes a full line of MROP products, specializing in cutting tools, abrasives, hand and power tools, coolants, lubricants, adhesives and machine tools, and can supply virtually any other MROP product that its customers may require.

    IDG has four divisions organized into regional responsibility areas. IDG serves over 22,000 active customers including Boeing, Ford, and General Electric. The company currently has a presence in 64 of the top 75 industrial markets in the United States.


    Flexible Procurement Solutions(TM)

    IDG's Flexible Procurement Solutions(TM) (FPS) offer customers an answer for the entire supply chain management process for MROP materials. IDG recognizes that managing MROP materials is a costly, time-consuming function for the industrial marketplace. FPS services merge state-of-the-art technology with the expertise of IDG personnel to deliver supply chain management services. In a fully integrated supply relationship, IDG associates work directly on-site at a customer's location to provide documented cost savings from product application innovations, continuous process improvements, more effective management of inventory, and many other areas, all focused on reducing customer costs. Best of all, these cost savings are quantified and documented and most go directly to the customer's bottom line.

    In addition to the historical information contained herein, certain matters set forth in this news release are forward-looking statements, including but not limited to statements relating to expected operating results. Industrial Distribution Group, Inc. warns that caution should be taken in relying upon any forward-looking statements in this release, as they involve a number of known and unknown risks, uncertainties, and other factors including heightened national security risks including acts of terrorism and potential for war, that may cause actual results, performance, or achievements of Industrial Distribution Group, Inc. to differ materially from any such statements, including the risks and uncertainties discussed in the company's Form 10-K for the year ended December 31, 2002 under the caption "Certain Factors Affecting Forward Looking Statements," which discussion is incorporated herein by reference.


                     INDUSTRIAL DISTRIBUTION GROUP, INC.
                            Results of Operations
                      (in thousands, except share data)
                                 (unaudited)


                             Three Months Ended          Six Months Ended
                                  June 30,                    June 30,
                             2003         2002          2003          2002
    Net Sales             $121,071     $127,425     $244,148     $247,393
    Cost of Sales           94,161       99,404      189,921      192,958
    Gross Profit            26,910       28,021       54,227       54,435
    Selling, General
     & Administrative
     Expenses               25,383       26,412       51,449       51,686
    Income from Operations   1,527        1,609        2,778        2,749
    Interest Expense           596          824        1,359        1,643
    Other (Income) Expense    (18)           18         (22)            7
    Income before Income
     Taxes and Cumulative
     Effect of Accounting
     Change                    949          767        1,441        1,099
    Provision for Income Taxes 406          339          638          516
    Income Before Cumulative
     Effect of Accounting
     Change                    543          428          803          583
    Cumulative Effect
     of Accounting Change      ---          ---          ---     (50,347)

    Net Income (Loss)         $543         $428         $803   $ (49,764)

    Earnings (loss) per
     common share:
    Basic:
    Net earnings before
     cumulative effect
     of accounting change   $ 0.06       $ 0.05        $0.09        $0.07
    Cumulative effect
     of accounting change      ---          ---          ---       (5.73)
    Earnings (Loss) per
     common share            $0.06        $0.05        $0.09      $(5.66)

    Diluted:
    Net earnings before
     cumulative effect
     of accounting change   $ 0.06       $ 0.05        $0.09        $0.07
    Cumulative effect
     of accounting change      ---          ---          ---       (5.65)
    Earnings (Loss) per
     common share            $0.06        $0.05        $0.09      $(5.58)

    Basic weighted average
     shares outstanding  8,931,142    8,809,833    8,916,959    8,789,862
    Diluted weighted
     average shares
     outstanding         9,083,698    9,008,561    9,071,655    8,912,069



                     INDUSTRIAL DISTRIBUTION GROUP, INC.
                           Condensed Balance Sheets
                                (in thousands)

    ASSETS                                        June 30,       December 31,
                                                    2003             2002
                                                  (unaudited)
      Total Current Assets                          $126,462       $125,052
      Property and Equipment, net                      8,693         11,274
      Intangible and Other Assets, net                 2,718          2,383
      TOTAL ASSETS                                  $137,873       $138,709


    LIABILITIES AND SHAREHOLDERS' EQUITY

      Total Current Liabilities                      $48,008        $49,813
      Long-Term Debt                                  35,864         35,721
      Other Long-Term Liabilities                        373            515
      Total Liabilities                               84,245         86,049

      Total Shareholders' Equity                      53,628         52,660

      TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY    $137,873       $138,709


    For Additional Information, Contact:
    Jack P. Healey
    Senior Vice President and Chief Financial Officer
    Industrial Distribution Group, Inc.
    (404) 949-2100
    www.idglink.com




SOURCE  Industrial Distribution Group
    -0-                             07/31/2003
    /CONTACT: Jack P. Healey, Senior Vice President and Chief Financial Officer Industrial Distribution Group, Inc., +1-404-949-2100/
    /Web site:  http://www.idglink.com/
    (IDG)

CO:  Industrial Distribution Group
ST:  Georgia
IN:  CHM
SU:  ERN